Exhibit 99.2

News Release

Investor Contacts:
KCSA Strategic Communications
Philip Carlson / Brad Nelson
+1 212.896.1233 / +1 212.896.1217
 pcarlson@kcsa.com / bnelson@kcsa.com

MagneGas Strengthens Leadership in Preparation for Increased Market Penetration

TAMPA, FL -- 5/14/12 -- MagneGas Corporation ("MagneGas" or the "Company") (OTCBB: MNGA), the developer of a technology that converts liquid waste into a hydrogen-based metal working fuel and natural gas alternative, announced today the hiring of a strengthened leadership team in preparation for increased market penetration.

In response to unprecedented demand for its unique Green Metal Working Fuel, MagneGas Corporation has strengthened its team to further execute the Company’s growth strategy:

Mr. Jack Armstrong has been hired as Executive Vice President of Strategic Alliances. Mr Armstrong has over 20 years experience in the capital markets.  He was a Managing Director at Piper Jaffray, Head of Trading at ThinkEquity Partners and recently the Senior Vice President of the Corporate Client Group at Northland Capital Markets assisting companies in strategy as well as capital raises. Over his career Mr. Armstrong has worked with senior level management at several of the largest investment companies through the process of raising an estimated $5 billion of funds over his career.  Mr. Armstrong received a Bachelors of Administration in Economics from Arizona State University.

"We have been impressed by Mr. Armstrong’s ability to clearly see the value of our business model. His capability to convincingly communicate our products and strategy to the market will be very valuable for MagneGas", stated Luisa Ingargiola, CFO

Mr. Marc Cuffaro has been hired as Executive Vice President of Business Development.  Mr. Cuffaro has over 27 years of experience as a seasoned business developer and has held key roles at companies such as AOL, Nextel, and Computer Sciences Corporation. His responsibilities included proprietary application development totaling $200 million in annual revenue. He also developed the Technology Standard Procurement System allowing Nextel to stay on the cutting edge of technology and participate in reduction of cost utilizing economies of scale.

“Mr. Cuffaro has applied strategic business methods to ensure that MagneGas continues to leverage its innovative products that will allow us to remain a trendsetting company for many years to come,” commented Scott Wainwright, President of MagneGas.

Mr. John Pace has been hired as Executive Vice President of Marketing. Mr. Pace is a twenty plus year marketing veteran and one of the three Co-Founders of Ideal Image Development Corporation, the largest and most successful franchise chain in the industry. After providing marketing and production services which helped to create strong brand recognition, Mr. Pace launched Ideal Image’s national franchise campaign and set multiple sales records for a first year start-up company.

"We are very impressed by Mr. Pace’s skills sets as a marketer and have great expectations for him to recreate the same level of brand equity with MagneGas as he achieved previously. He comes well equipped to refine the MagneGas brand and lead the development of new products", commented Mr. Ermanno Santilli, Executive Vice President of International Sales and future CEO of MagneGas Corporation.

"Due to our strong value proposition as the ‘No Compromise Green Alternative’ to cutting gases, MagneGas Corporation is experiencing unprecedented demand for our products. The strengthened leadership team gives us the resources we need to continue to successfully execute on our growth strategy," commented Dr. Santilli, current CEO and Chief Scientist.

To be added to the MagneGas investor email list, please email pcarlson@kcsa.com with MNGA in the subject line.

Become a MagneGas fan and follow the Company on Facebook -- visit www.facebook.com/MagneGas.

The MagneGas iPhone App is now available for free at the Apple App store on the iPhone or at http://bit.ly/AfLYww.

About MagneGas Corporation

Founded in 2007, Tampa-based MagneGas Corporation (OTC BB: MNGA) is the producer of MagneGasTM, a natural gas alternative and metal working fuel that can be made from certain industrial, municipal, agricultural and military liquid wastes following the receipt of appropriate governmental permits.

The Company’s patented Plasma Arc FlowTM process gasifies liquid waste, creating a clean burning hydrogen based fuel that is essentially interchangeable with natural gas. MagneGasTM can be used for metal working, cooking, heating, powering bi fuel automobiles and more. For more information on MagneGas, please visit the Company’s website at www.magnegas.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The Company is currently using new antifreeze, vegetable oil and ethylene glycol to produce fuel until proper permits to process used liquid waste have been obtained.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.